EX-99.p.5

Fred Alger Management, Inc. (“FAM”)
Fred Alger & Company, Incorporated (“FAC”)
Code of Ethics
Effective as of
July 1, 2016

Table of Contents

OVERVIEW	3
Purpose and Construction	3
Definitions	3
GENERAL PRINCIPLES OF CONDUCT	5
PERSONAL SECURITIES TRANSACTIONS	6
Brokerage Accounts	6
Securities Not Held in a Brokerage Account	6
Private Placements	6
Prohibited Personal Securities Transactions	7
Pre-Clearance	7
Considerations for Approval of Personal Securities Transactions	7
Exceptions	8
REPORTING REQUIREMENTS	9
Brokerage Accounts	9
Securities Not Held in a Brokerage Account	9
Personal Securities Transactions	9
Discretionary Account	9
Private Placements	10
Current Directorships	10
Outside Activities	10
CONFIDENTIALITY	10
SANCTIONS	10
ADMINISTRATION OF THE CODE	11
Responsibilities of the Chief Compliance Officer	11
Maintenance of Records	11

OVERVIEW

Purpose and Construction

This Code of Ethics (the “Code”) is adopted by Fred Alger Management, Inc. (“FAM”), Fred Alger & Company, Incorporated (“FAC”) (collectively, “Alger”), and each investment company for which FAM serves as investment adviser (each a “Fund” and collectively the “Alger Funds”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), as amended.

The Code’s intent is to protect the fiduciary principles that govern the conduct of FAM and FAC (collectively with their affiliates “Alger”). Moreover, the purpose of the Code is to ensure that all activities be in full compliance with the Federal securities laws as well as all other laws and regulations that apply to Alger’s businesses. For purposes of this Code, the Federal securities laws include (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act and Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, and (ii) the Bank Secrecy Act (as it applies to Alger and any investment companies (public or private) advised by it) and any rules adopted thereunder by the SEC or the Department of the Treasury.

If you have reason to believe that certain acts, actions, or practices engaged in by an Alger employee would constitute a violation of Federal or state securities laws to which Alger is subject or would violate Alger’s policies or procedures inclusive of the Code, you must report it to a member of the Compliance or Legal Departments.

All Access Persons (as defined below) are responsible, for, and have agreed as a requirement of their employment, to review, be familiar with, and comply with the Code. Any questions with respect to the Code should be directed to the Chief Compliance Officer (“CCO”) of FAM, FAC, and/or the Funds.

Definitions

Access Person - An employee of any Alger entity, including full-time consultants or contractors, and long-term temporary workers on more than a six (6) month assignment.

Analyst - A person employed by FAM as a Senior Analyst, Analyst, Associate Analyst, Research Associate or in a comparable position whose function relates to providing information, advice or recommendations to one or more Portfolio Managers.

Beneficial Owner - A person is considered to be the Beneficial Owner of the following securities (which may be held in a Brokerage Account or otherwise):

●	securities held in the person’s own name;
●	securities held with another in joint tenancy, community property or other joint ownership;

●	securities held by a bank or broker as nominee or custodian on behalf of an Access Person or pledged as collateral for a loan;
●	securities held by members of the Access Person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships);
●	securities held by a relative of an Access Person not residing in the person’s home if the Access Person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale or voting of such securities;
●	securities held by a trust of which the Access Person is a beneficiary and has or shares the power to make purchase or sale decisions;
●	securities held by a trust for which the Access Person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees or by virtue of holdings by the person’s immediate family);
●	securities held by a general partnership or limited partnership in which the Access Person is a general partner; or
●	securities held by a corporation in which the Access Person has a control position or in which the Access Person has or shares investment control over the portfolio securities (other than a registered investment company).

Brokerage Account - An account which is an arrangement between an Access Person (or account over which the Access Person has a beneficial interest) and a licensed brokerage firm that allows the Access Person to deposit funds with the firm and place investment orders for securities through the brokerage firm, which then carries out the transactions on the Access Person’s behalf.

Client - Any person, entity or investment vehicle to which any Alger entity provides investment advisory or other services.

Fund Trustee - A Fund trustee who is not an Officer, Director, or employee of FAM or FAC.

●	Fund Trustees are only subject to the Code to the extent that a trustee knows, or, in the ordinary course of fulfilling his/her duties as a trustee of a Fund, should know that during the fifteen (15) day period immediately before or after the date of the transaction in a Security by the trustee, a Fund has purchased or sold the Security or such purchase or sale by a Fund was considered by the Fund or FAM. In such case, the Fund Trustee should seek pre-clearance for the transaction with the CCO.

Portfolio Manager - A FAM employee with the responsibility, authority, and ability to make investment decisions with respect to a Client.

Personal Security Transaction - A transaction in any Security in which an Access Person is or will become a Beneficial Owner.

Private Placement - A Private Placement is a passive investment, in any securities of issuing entities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under, the Securities Act of 1933, as amended.

Security - Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or on any group or index of securities (including any interest therein or based on the value thereof), or relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate of participation for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing.

Trader - Any person employed by FAM and/or FAC who is responsible for placing trades on behalf of Clients.

GENERAL PRINCIPLES OF CONDUCT

An Access Person shall:

●	act in the best interests of Clients;
●	not consider their personal financial (or any other personal) situation in connection with transactions for any Client;
●	conduct themselves in a manner intended to avoid any actual, potential or perceived conflict of interest;
●	not abuse their position of trust and responsibility;
●	not take inappropriate advantage of their position in relationship to Clients;
●	not divulge to any person any information regarding transactions for any Client, except in the performance of their duties;
●	not transact in any securities that are restricted from purchase or sale by any Alger entity;
●	not utilize an excess amount of their time, in the judgment of the CCO, for Personal Securities Transactions or allow such transactions to otherwise interfere with their ability to fulfill their responsibilities.

In consideration of these General Principles of Conduct, an Access Person may not recommend a transaction in any Security for any Client unless they have first disclosed to the compliance department their interest in such Security (or, if relevant, the issuer of such Security), including without limitation:

●	direct or indirect Beneficial Ownership of any Security;
●	any position with the issuer of such Security or its affiliates;

●	any current or proposed business relationship with issuer of such Security, its affiliates, or any party which has a significant interest in the Security or its issuer; or
●	any ownership interest in a Security acquired through a Private Placement, where transactions in securities of the same issuer are now being considered for any Client.

In such case, the decision to invest in the Securities of such an issuer on behalf of the Client shall be subject to the review and approval of the CCO.

In furtherance of these principles, an Access Person must

●	obtain prior written authorization of the CCO to serve on the board of directors (or trustees) of any company. Such authorization will be based on a determination that the board service would be consistent with the interests of the Funds and their shareholders or would otherwise not conflict with FAM’s ability to provide services to its Clients.

●	disclose all business, investment, or charity-related outside activities regardless of their nature or scope (e.g. additional employment, volunteer work, investment in real estate).

●	obtain prior written authorization of the CCO for any Private Placement investments.

PERSONAL SECURITIES TRANSACTIONS

Brokerage Accounts

No Access Person shall open or maintain a Brokerage Account that can hold Securities in which they have a Beneficial Interest without the express prior written approval of the Compliance Department.

An Access Person must report to the Compliance Department all Brokerage Account(s) in which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established and the date the account was established. An Access Person is responsible for ensuring that the Compliance Department receives duplicate copies of all confirmations and account statements prior to trading in any Brokerage Account.

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide the name of the Security (or Securities), the quantity held, and the date the Security was acquired. This includes any 401(k) plans from prior employment that allow the participant to hold individual security and not just mutual funds.

Private Placements

As noted above, an Access Person shall not make an investment in a Private Placement without the express prior written approval of the CCO.

Prohibited Personal Securities Transactions

An Access Person may not:

●	acquire any Security in an initial public offering;
●	engage in “short-selling”; or
●	purchase or sell (write) options or futures.

Pre-Clearance

All Access Persons must pre-clear all Personal Securities Transactions with the Compliance Department, except for:

●	a transaction effected under an arrangement through which an Access Person has given a third party full trading discretion over the Access Person’s account and, the Access Person does not have any direct or indirect influence or control over the transaction. The Access Person must have first provided the discretionary agreement with the third party to the Compliance Department and have received the written approval of the CCO for any such arrangement or relationship;
●	purchases that are part of an automatic dividend reinvestment plan;
●	purchases resulting from the exercise of rights acquired from an issuer as part of a pro-rata distribution to all holders of a class of Securities of such issuer;
●	sales pursuant to tender offers;
●	transactions pursuant to stock splits and involuntary share buy-backs;
●	gifts or bequests (either receiving or giving), although the sale of any Security received as a gift or bequest must be pre-cleared;
●	transactions in municipal securities;
●	transactions in shares of investment companies(including those advised or sub-advised by FAM);
●	exchange traded funds (“ETFs”); ETF transactions will still require a pre-clearance form to be completed.
●	De minimis transactions at or below a value of $ 2,500.00; these transactions will still require a pre-clearance form to be completed.
●	direct obligations of the U.S. government; or
●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Considerations for Approval of Personal Securities Transactions

An Access Person will not be able to execute a Personal Securities Transaction if:

●	there is a pending transaction in such Security for a Client;
●	an Analyst (or the sector head if the Security in question is not covered by any Analyst), currently intends to (or believes that there are circumstances about the Security which will may lead them to) issue a recommendation to transact in such Security within the next seven (7) calendar days;

●	any Portfolio Manager who owns such Security (or such Security is otherwise appropriate for a Portfolio Manager to own) for a Client indicates their intent to purchase or sell the Security for a Client within the next seven (7) calendar days
●	any transaction in the security has occurred in the past seven (7) calendar days.

An Analyst will not be able to execute a Personal Securities Transaction in any Security in their sector. For purposes of this Code, Traders and Analysts who are generalists are deemed to be in all sectors.

An Access Person may not sell a Security that they have purchased within any sixty (60) day period at a gain. An Access Person who sells a Security that they have purchased within sixty (60) days at a gain may be required to make a donation to charity equivalent to the profit made from the sale of the Security or face further sanctions. For clarity, ETFs are not subject to the 60 day holding period.

An Access Person may only make a request for a Personal Securities Transaction by submitting a Pre-Clearance form. This form must be completed in its entirety, signed, and dated by the Access Person. Once complete, the form must be submitted to the Compliance Department for approval.

Any approval to place a Personal Security Transaction is valid only for the day on which it is granted. The Compliance Department will communicate approval or denial of the trade via email only. Please note all trades are considered denied until official approval is granted. If approved, an Access Person may only transact in a Security between 3 p.m. and 4 p.m. EST. on that date the approval is given (or during trading hours for foreign securities traded in foreign markets). If the Access Person does not transact within this time period, they must re-submit their request before placing the transition in the future.

Exceptions

Exceptions to the Code may be granted from time to time by the CCO. All exceptions, unless otherwise stated below, shall be documented and shall provide the details of the transaction including the name and title of the Access Person, the amount of shares, direction of the trade (buy or sell), trade date, Security description, and rationale for the granting of the exception.

An example of an exception is a de minimis trade in a highly liquid Security, or an exception to the seven (7) calendar day block where the execution of the transaction would not provide the Access Person with better execution than a corresponding transaction for a Client.

REPORTING REQUIREMENTS

No later than ten (10) calendar days after an Access Person becomes employed by an Alger entity FAM or FAC and thereafter twenty (20) calendar days after the end of each calendar quarter, each Access Person shall submit a report to the Compliance Department containing the following information:

Brokerage Accounts

For all Brokerage Accounts for which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established, and the date the account was established.

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide:

●	the name of the Security (or Securities),
●	the quantity held, and
●	the date the Security was acquired.

This includes 401(k) plans from prior employment that allow the participant to hold individual Securities and not just mutual funds,

Personal Securities Transactions

With respect to all Personal Securities Transactions, (including those mentioned above):

●	the date of the transaction;
●	the title of the Security;
●	the number of shares/units and the principal amount of each Security involved;
●	the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);
●	the price at which the transaction was effected; and
●	the name of the broker-dealer or bank with or through whom the transaction was effected.

Discretionary Account

With respect to an Access Person who has given discretion to have transactions placed by a third party and for which the Access Person does not have any direct or indirect influence or control over the transaction:

●	a certification that the Access Person is not providing information or instructions to such third party regarding the management of the account.

Private Placements

With respect to all Private Placements:

●	the date of the transaction;
●	the title of the Security;
●	the number of shares/units and the principal amount of each Security involved;
●	the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);
●	the price at which the transaction was effected; and
●	the Private Placement Memorandum Offering and any other relevant documents.

Current Directorships

An Access Persons must disclose if they serve on the board of directors (or trustees) of any company.

Outside Activities

An Access Person must disclose all outside activities regardless of their nature or scope (e.g. additional employment, volunteer work, investment in real estate).

If the information required to be reported in this section has already been provided through another medium (such as information contained in broker trade confirmations or account statements, or a personal trade pre-clearance form received by the Compliance Department), that information does not need to be reported again, provided that a quarterly report is filed with respect to any account established or closed during the quarter by the Access Person. Additionally the Access Person is not relieved of reporting responsibilities with respect to any information not reported through other mediums and required by the Code.

CONFIDENTIALITY

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of Securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

SANCTIONS

Upon discovering that an Access Person has not complied with the requirements of this Code, the CCO, in consultation with other senior officers of FAM and FAC and/or the Trustees of the Alger Funds, may impose on that person whatever sanctions they deem appropriate, including, among other things, disgorgement of profits, fines, censure, suspension, or termination of employment.

ADMINISTRATION OF THE CODE

Responsibilities of the Chief Compliance Officer

The CCO is responsible for administration of the Code. In this connection, the duties of the CCO or his and her designee include:

●	trade pre-clearance;
●	maintenance of a current list of all Access Persons with a description of their title or employment;
●	furnishing all Access Persons a copy of this Code and initially and periodically informing them of their duties and obligations hereunder;
●	reviewing transaction and holdings reports submitted by Access Persons;
●	maintaining all records required by the Code;
●	preparing listings of all transactions effected by Access Persons;
●	interpreting of the Code;
●	conducting such inspections or investigations, as shall reasonably be required to detect and report any apparent or actual violations of this Code of Ethics to Alger and to the Trustees of the Alger Funds; and
●	submitting a quarterly report to the Board of Directors of each of FAM, FAC and to the Trustees of the Alger Funds that
○	certifies that the procedures to implement the Code are reasonably necessary to prevent violations of the Code,
○	summarizes the existing procedures to monitor the Code and any changes to the Code,
○	provides statistics regarding activity under the Code,
○	describes any violation of the Code and any sanctions imposed as a result, and summarizes any interpretations issued,
○	details any exemptions granted,
○	reports on any training provided, and
○	reports any other significant information concerning the Code.

Maintenance of Records

FAM shall, on its own behalf and on the behalf of the Funds and FAC, maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the Federal securities laws, including without limitation, Rule 17j-1(d) under the Investment Company Act of 1940. Specifically, the CCO shall maintain the following for the time and manner specified below:

●	a copy of any Code that is in effect, or at any time within the past five (5) years was in effect, must be maintained in an easily accessible place;

●	a record of any violation of any such Code, and of any action taken as a result of such violation, must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred;
●	a copy of each report made by an Access Person, as well as trade confirmations and account statements that contain information not duplicated in such reports, must be maintained for at least five (5) years after the end of the fiscal year in which the report was made or the information was provided, the first two (2) years in an easily accessible place;
●	A copy of each report made must be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place;
●	A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1 and this Code, and a list of those persons responsible for reviewing these reports must be maintained in an easily accessible place; and
●	A record of any decision, and the reasons supporting the decision, to permit an Access Person to invest in a Private Placement, must be maintained for at least five years after the end of the fiscal year in which the approval was granted.